Exhibit I-3

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

February 5, 2009
To whom it may concern

Company name:	Towa Real Estate Development Co., Ltd.
Representative:	Shigeatsu Sugiura, President
Securities code:	8834
Inquiries:	Toyo Oide General Manager Public Relations & IR Office
Telephone:	+81-3-3272-6345

Treatment of the Company’s Shares upon the Share Exchange with Mitsubishi Estate

Mitsubishi Estate Co., Ltd. (“Mitsubishi Estate”), and Towa Real Estate Development Co., Ltd. (the “Company”), agreed that the Company will become a wholly owned subsidiary of Mitsubishi Estate with both corporations entering into a share exchange (“Kabushiki Kokan”) agreement as of today.

The Company will become a wholly owned subsidiary of Mitsubishi Estate as of April 30, 2009, after obtaining the approvals of the general meetings of the shareholders with class shares (for the shareholders with Class A through Class E preferred stock), which is to be held on March 27, 2009; the general meeting of the shareholders with class shares (for the shareholders with common stock), and the extraordinary general meeting of shareholders, which is to be held on March 30, 2009. The shares of the Company’s common stock are expected to be delisted on April 23, 2009, upon the implementation of the share exchange.

Consequently, the Company hereby announces the treatment of the Company’s shares in association with the share exchange in the manner described below. For the details of the share exchange, please refer to the “Notice Concerning the Conclusion of a Share Exchange Agreement,” which has been disclosed today in the joint names of Mitsubishi Estate and the Company.

1.	Treatment of shares not constituting a full unit (“tangen-miman-kabushiki”)
To each shareholder who holds 23,810 or more shares of the Company’s shares, the shares of Mitsubishi Estate not less than 1,000 shares, which constitute one unit (“tangen”) of Mitsubishi Estate’s shares, will be allocated. Whereas, to each shareholder who holds less than 23,810 shares of the Company’s shares, the shares of Mitsubishi Estate less than 1,000 shares, will be allocated. Although the shareholders of the Company’s shares, who will come to own shares not constituting a full unit of Mitsubishi Estate upon the share exchange, will be entitled to receive dividends of Mitsubishi Estate, for which the base date shall be a day on or after the effective date of the share exchange, in proportion to the acquired number of shares, they cannot sell the shares not constituting a full unit in the stock exchange markets. However, the following systems concerning Mitsubishi Estate’s shares are available to such shareholders who will come to own shares not constituting a full unit of Mitsubishi Estate upon the share exchange.

(1) System of requesting that Mitsubishi Estate sell additional shares (up to a total of 1,000 shares)

1) The system allows the shareholders of shares not constituting a full unit to request that Mitsubishi Estate sell additional shares, which will constitute a full unit together with the shares not constituting a unit that they hold.

2) The system will become available on April 30, 2009 (the effective date of the share exchange).
(2) System of requesting that Mitsubishi Estate purchase the shares not constituting a full unit

1) The system allows the shareholders of shares not constituting a full unit to request that Mitsubishi Estate purchase the shares not constituting a full unit that they hold in accordance with Article 192, Paragraph 1, of the Companies Act.

2) The system will become available on April 30, 2009 (the effective date of the share exchange).

2.	Treatment of fractional shares less than one share
To the shareholders of the Company’s shares who will receive the delivery of Mitsubishi Estate’s fractional shares of less than one share upon the share exchange, Mitsubishi Estate’s shares corresponding to the total (which shall be truncated if the value of such total has fractions less than one) of such fractional shares shall be sold and the proceeds from the sale thereof shall be delivered to the relevant shareholders in proportion to the respective fractional shares in accordance with Article 234, Paragraph 1, of the Companies Act.